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                                                                  Exhibit 99.H.8

                          COMPLIANCE SERVICES AGREEMENT

     AGREEMENT effective as of the 1st day of October, 2004, between STI CLASSIC FUNDS and STI CLASSIC VARIABLE TRUST, (each, a "Trust", and collectively, the "Trust"), each of which is a Massachusetts business trust, c/o Trusco Capital Management, Inc., 50 Hurt Plaza, Suite 1400, Atlanta, GA 30303 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

     WHEREAS, BISYS performs certain management and administration services for the Trust under an Master Services Agreement between BISYS and the Trust dated July 16, 2004 (the "Master Services Agreement");

     WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for the Trust;

     WHEREAS, the Trust desires that BISYS provide certain Compliance EDGE program services in connection with the institution of a more comprehensive compliance program for the Trust;

     WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

     WHEREAS, additional details of the compliance services anticipated by this Agreement are set forth on Schedule A, and Schedule A will be revised as mutually agreed upon.

     WHEREAS, BISYS and each Trust wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Master Services Agreement. References herein to "the Trust" shall be construed as being applicable separately to each Trust executing this Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1. Compliance Services.

     (a) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the "Board") to be reasonably designed to prevent the Trust from violating the provisions of the Federal


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securities laws applicable to the Trust (the "Applicable Securities Laws"), as
required under Rule 38a-1 under the 1940 Act.

     (b) The Trust agrees to provide BISYS with copies of its current compliance policies and procedures and furnish an initial copy of its related investment adviser compliance policies and procedures. BISYS shall review and evaluate all such existing information, initiate and coordinate the creation of a written document or documents designed to embody the overall fund compliance program and the oversight of the compliance programs of the service providers to the Trust as provided in Rule 38a-1, and as amended, including but not limited to the Investment Adviser, Distributor, Transfer Agent, Administrator and Accountant, ("Service Providers") as applicable. Drafts shall be prepared by BISYS in consultation with the Trust and its counsel and shall be submitted for review and comment. Upon approval by the Board, such documents or documents shall become effective as the "Fund Compliance Program" required under Rule 38a-1 (as amended from time to time upon the approval of the Board).

     (c) BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Agreement: (i) provide support and assistance to the Trust's Chief Compliance Officer in developing and implementing the written policies and procedures comprising the Fund Compliance Program, as contemplated above and as may be necessary in connection with amendments from time to time; (ii) provide support and assistance to the Trust's Chief Compliance Officer in preparing and evaluating the results of annual reviews of the compliance policies and procedures of Service Providers; (iii) provide other support services to the Chief Compliance Officer of the Trust, including support for conducting an annual review of the Fund Compliance Program; (iv) assist the Trust's Chief Compliance Officer in developing standards for reports to the Board by BISYS and other Service Providers, including reports relating to compliance exceptions, to the testing and monitoring of the service provider procedures and to the processes by which the Trust meets various tax and regulatory filing requirements and such other reports as may be required to support the Fund Compliance Program; (v) assist the Trust's Chief Compliance Officer in developing standards for reports to the Board by the Chief Compliance Officer; and (vi) assist the Trust's Chief Compliance Officer and otherwise provide support with regard to the documentation to be submitted to the Board to enable it to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers.

     2. Fees and Expenses

     (a) BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services under this Agreement. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Master Services Agreement.

     (b) In addition to paying BISYS the fees set forth in Schedule B, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Agreement, including but not limited to the following:


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     (i) All reasonable out of pocket costs incurred in connection with travel costs for attending Board meetings and conducting due diligence of Service Providers; and

     (ii) the reasonable costs incurred by BISYS with respect to Other Providers, in providing assistance and support for reports rendered by the Trust's Chief Compliance Officer under the Fund Compliance Program.

     (c) All rights of compensation under this Agreement for services performed and for those services performed expense reimbursement shall survive the termination of this Agreement.

     3. Information to be Furnished by the Trust

     (a) The Trust has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Agreement:

     (i) The Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters. and

     (b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 3(a) hereof, forthwith upon such amendments or changes becoming effective. In addition the Trust agrees that any amendments to the written Fund Compliance Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder, the Trust will provide such amendment to BISYS and obtain BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably.

     (c) BISYS may reasonably rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 3(a), and shall be entitled to indemnification in accordance with the Master Services Agreement with regard to such reasonable reliance.

     4. Term and Termination

     (a) The compliance services to be rendered by BISYS under this Agreement (the "Compliance Services") shall commence upon the date of this Agreement and shall continue in effect for one (1) year, until September 30, 2005, unless earlier terminated pursuant to the terms of this Agreement. During such one year term, the Compliance Services may be terminated upon thirty (30) days notice in the event there is "cause," as defined in the Master Services Agreement. Following the one year anniversary of the date of this Agreement, the Compliance Services may be terminated by either party for "cause," as provided above, or by providing the other party with ninety (90) days written notice of termination.


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     (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 4(a), all of the obligations of BISYS hereunder shall terminate automatically upon any termination of the Master Services Agreement.

     5. Notice

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to c/o Trusco Capital Management, Inc., 50 Hurt Plaza, Suite 1400, Atlanta, GA 30303 Attn: Deborah Lamb; and if to BISYS, at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     6. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust

     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, as amended, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     7. Representations and Warranties

     Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     8. Miscellaneous

     (a) Except as expressly provided in this Agreement, the terms of the Master Services Agreement shall apply to the services rendered under this Agreement and the general provisions thereof shall be used on a residual basis to construe any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as provided in this Agreement, the provisions of the Master Services Agreement remain in full force and effect (including, without limitation, the term of the Agreement).


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     (b) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Master Services Agreement.

     (c) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


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                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        STI CLASSIC FUNDS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        STI CLASSIC VARIABLE TRUST


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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                                   SCHEDULE A

                        TO COMPLIANCE SERVICES AGREEMENT

                              DATED OCTOBER 1, 2004

                  ADDITIONAL DETAILS OF THE COMPLIANCE SERVICES

The following types of activity are included in the services under this
Agreement:

     1. EXCEPTION REPORTING. Compliance exceptions relating to the Funds are reported from the operating areas of BISYS and, with respect to portfolio compliance exceptions from Fund Administration. These exceptions are recorded in an exception log. This activity is intended to do three things:

               - to enable timely and appropriate resolution of compliance exceptions,

               -    to provide Board reporting of compliance exceptions, and

               - to identify problems - either at the Funds level or at the service provider level - that might need to be addressed by additions to or modifications of policies or procedures.

     2. BISYS TESTING & MONITORING. BISYS has implemented a regime of testing and monitoring of internal processes across its operating areas, including Distributor, Transfer Agent and Administrator. While this testing includes processing relating to the Funds, the object of the testing is to demonstrate the integrity of BISYS' procedures as they are implemented across the funds that it services. BISYS will further implement similar testing and monitoring processes and reporting for the Investment Adviser(s). Other service providers may be included as required under Rule 38a-1, as amended, and/or as mutuall agreed upon between the Trust and BISYS. BISYS receives monthly reports of this testing from which various quarterly Board reports will be developed. In addition, this is designed to help to identify areas that may require more intensive testing, or that may require changes in procedures.

     3. TAX & REGULATORY ACTIVITY. BISYS maintains a compliance calendar for the Funds which details tax and regulatory filings and other compliance activities of the Funds. The compliance calendar enables BISYS to bring oversight to the processes by which tax and regulatory filings are prepared and to verify the timely filing of the required documents. The calendar also provides a mechanism by which verification of the required filings may be provided to the Board. BISYS will include such compliance oversight functions in its testing and monitoring processes.


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     4.   POLICY & PROCEDURE UPDATES. BISYS tracks regulatory developments and provides suggested updates to the Funds' policies and procedures. BISYS will continually incorporate and update the Compliance Manual and related policies and procedures for all regulatory requirements, and other changes as provided by or required of all applicable service providers as defined under Rule 38a-1,as amended.

     5. PROGRAM ADMINISTRATION. In addition to maintaining the Policies and Procedures of the Fund, BISYS also supports the Funds' CCO by reviewing the portfolio compliance activities of the Fund, monitoring escalations raised through Compliance Services and the internal operational units, conducting independent testing of various procedures of the Service Providers, producing quarterly reports to assist in the preparation of the CCO report to the Board, and performing other special reviews and analysis as needed.


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                                   SCHEDULE B

                        TO COMPLIANCE SERVICES AGREEMENT

                              DATED OCTOBER 1, 2004

COMPLIANCE SERVICES FEES (PAYABLE BY THE TRUSTS IN THE AGGREGATE):

Compliance Services provided under this Agreement:

                     $100,000   one-time implementation fee*

               and   $150,000   annual fee per year

- One half of the implementation fee is due upon the execution of this Agreement and represents a non-refundable payment for access to BISYS' developed policies and procedures regarding general fund compliance program information. The balance shall be paid upon the initial approval by the Board of the Fund Compliance Program prepared by BISYS, as contemplated in
     Section 1(b) above.

All annual fees set forth above shall be payable in equal monthly installments.

All recurring fees set forth above shall be subject to adjustment annually commencing on the one-year anniversary of the date of this Agreement by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

OUT OF POCKET EXPENSES

Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.


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